Exhibit 15.27

MRS. POERBANINGSIH ADI WARSITO, SH

NOTARY AND LAND DEED OFFICER

Decree of the Minister of Justice Number M-96-HT.03.01-TH.1984, dated: 7 December 1984

Decree of the Minister of Home Affairs Number: 141 / DJA / 1985, dated: 5 June 1985

DEED DATED	: 04 May 2009

NUMBER	: 08.-

ADDENDUM II TO THE TRUSTEE AGREEMENT FOR INDOSAT BONDS III YEAR 2003 (COPY)

ADDENDUM II TO

THE TRUSTEE AGREEMENT FOR

INDOSAT III BONDS YEAR 2003

- Number: 08.-

- 14.30 (fourteen hours, thirty minutes) Western Indonesia Time.

- On this day, Monday, 04-05-2009 (fourth of May, two thousand and nine).

- Appeared before me, Ms. POERBANINGSIH ADI WARSITO, Sarjana Hukum, Notary in Jakarta, attended by witnesses that I, Notary, am acquainted with and whose name will be identified at the end of this deed:

I.

Mr. JOHNNY SWANDI SJAM, born in Jakarta, on 15-08-1960 (fifteenth of August, nineteen sixty), Indonesian citizen, President Director of the company to be identified herein below, domiciled in East Jakarta, Jalan Pulo Asem I number: 10, Rukun Tetangga 003, Rukun Warga 001, Kelurahan Jati, Kecamatan Pulo Gadung.

Holder of Identity Card number: 09.5402.150860.0425.

According to his statement in this matter acting in his aforementioned capacityand therefore is duly authorized to act for and on behalf of, PT INDOSAT Tbk, domiciled in Jakarta, whose articles of association has been amended in its entirety to conform with the provision of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as incorporated in deed dated 14-07-2008 (fourteenth of July, two thousand and eight) number: 109, executed before SUTJIPTO, Sarjana Hukum, Notary in Jakarta, which deed has received approval from the Minister of Law and Human rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight), Number: AHU-48398.AH.01.02.Year 2008. The latest composition of the Board of Directors and Board of Commissioners are as set out in deed dated 25-08-2008 (twenty-fifth of August, two thousand and eight), number: 344, executed before AULIA TAUFANI, Sarjana Hukum, then substituting for SUTJIPTO, Sarjana Hukum, Notary in Jakarta.

(PT INDOSAT Tbk shall hereinafter be referred to as “Issuer”.)

II.

Mr. LELI SUBARNAS, born in Tasikmalaya on 01-01-1964 (first of January nineteen sixty-four), Indonesian citizen, Group Head of Trust & Corporate Services of the company to be identified herein below, domiciled in South Jakarta, Jalan Simaskot number 2, Rukun Tetangga 007, Rukun Warga 006, Kelurahan Cipete Selatan, Kecamatan Cilandak.

Holder of Identity Card number: 09.5306.010164.7027

According to his statement in this matter acting in his aforementioned capacity by virtue of a Power of Attorney dated 09-08-2007 (ninth of August, two thousand and seven) number B.417-DIR/KUI/TRY/08/2007, privately drawn up, duly stamped, the original of which has been presented to me, Notary, therefore is authorized to represent:

Mr. ABDUL SALAM, Director of Finance of the company to be identified herein below, Indonesian citizen, domiciled in Jakarta.

In the matter contemplated herein the authorizer is represented in his above capacity, and therefore is duly authorized to represent the Board of Directors, and to act for and on behalf of PERSEROAN (PERSERO) PT BANK RAKYAT INDONESIA Tbk, to be referred to in short as PT BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled in Central Jakarta, whose articles of association have been amended in its entirety to conform with the provision of Law number 40 of 2007 (two thousand and seven) on Limited Liability Company as stated in a deed dated 26-05-2008 (twenty-sixth of May, two thousand and eight) number 51, executed before FATHIAH HELMI, Sarjana Hukum, Notary in Jakarta, which Deed has received approval from the Minister of Law and Human Rights of the Republic of Indonesia dated 06-08-2008 (sixth of August, two thousand and eight) number AHU-48353.AH.01.02.Year 2008, and which has received a Certification of Registration as Trustee dated 11-06-1996 (eleventh of June, nineteen ninety-six) number 08/STTD Wali Amanat/PM/1996, issued by the Capital Market Supervisory Agency.

PT. BANK RAKYAT INDONESIA (Persero) Tbk., and all its lawful successors shall hereinafter be referred to as the Trustee; in this matter acting by virtue of the power of attorney conferred by the Bondholders of Indosat Bond III Year 2003, executed on 24-03-2009 (twenty-fourth of March, two thousand and nine) number 28, prepared by me, Notary, and therefore acting for behalf of and duly representing the Bondholders of Indosat Bond III Year 2003.

(PT Bank Rakyat Indonesia (PERSERO) Tbk. shall hereinafter be referred to as “Trustee”.)

The appearers, each acting in their aforementioned respective capacities, shall first declare the following:

1.

Whereas, the Issuer has issued and offered the Bond to Public through a Public Offering listed at the Stock Exchange titled “INDOSAT BOND III YEAR 2003 in the principal amount of Rp.2,500,000,000,000.00 (two trillion five hundred billion Rupiah), with a maturity period of 5 (five) years with respect to the Series A Bonds, and 7 (seven) years with respect to the Series B Bonds, as provided in Article 5 of this Trustee Agreement.

2.	Whereas, with respect to the issuance and Public Offering of the Bonds, the Issuer and Trustee have executed the following documents:

-

deed of THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 10-09-2003 (tenth of September, two thousand and three) number 36, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at that time substituting for me, Notary;

-

deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 9-10-2003 (ninth of October, two thousand and three) number 22, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at that time substituting for me, Notary. The amendments set forth in this deed constitute definite amendments to the amount of Bonds offered, interest rate of the Bonds, and matters required to be amended pursuant to request from the competent authorities. However, in order to provide ease of reference, the Issuer and Trustee have agreed to restate the Trustee Agreement in a deed dated 10-09-2003 (tenth of September two thousand and three) number: 36 containing the said amendments;

-

deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 23-11-2005 (twenty-third of November, two thousand and five) number 13, prepared before me, Notary. Amendments described in this deed relate to the request made by the Stock exchange regarding the Bond Transfer Unit:

-	Article 1.54 to become to read as follows:

1.54.	“Transfer Unit” shall mean a unit by which the Bonds are transferable and tradable between Securities Account, as referred to in Article 5 paragraph 12 of the Trustee Agreement.

-	Article 5.12 to become to read as follows:

5.12.

Title over the Bonds shall be transferred by transferring the Bonds from one Securities Account to another. Bond Transfer Unit shall be Rp.1.00 (one Rupiah). The Issuer, Trustee and Paying Agent shall treat the Accountholder as the legitimate Bondholder with regard to the receipt of Bond Interest Payment and repayment of Bond Principal and other entitlements relating to the Bonds in accordance with the provisions of paragraph 5.19 of this article.

3.

Whereas, the Issuer on 21-10-2008 (twenty-first of October, two thousand and eight) has repaid the Series A INDOSAT BOND III YEAR 2003 amounting to Rp.1,860,000,000,000.00 (one trillion eight hundred and sixty billion Rupiah). As such, the remaining outstanding INDOSAT BOND III YEAR 2003 shall be the Series B INDOSAT BOND III YEAR 2003 in the amount of Rp.640,000,000,000.00 (six hundred and forty billion Rupiah).

4.

Whereas, on 24-03-2009 (twenty-fourth of March, two thousand and nine) a GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT BOND III YEAR 2003 (hereinafter referred to as the GMB) has been held as stated in the MINUTE OF GENERAL MEETING OF BONDHOLDERS OF THE INDOSAT BOND III YEAR 2003 dated 24-03-2009 (twenty-fourth of March, two thousand and nine) number 28, prepared by me, Notary, the resolution of which GMB among others amend:

-	Article 1 of the Trustee Agreement:

a.	amendment to the Definition of EBITDA;

b.	new definition of Equity;

c.	new definition of Group;

d.	amendment to the definition of Debt.

-	Article 6.3.l. (i) of the Trustee Agreement, relating to the total ratio between Debt to Equity and Article 6.3.l. (iii) of the Trustee Agreement, relating to the ratio between Debt to EBITDA.

In regards to the above, the appearers acting in the respective aforementioned capacities hereby intend to amend and/or supplement the provisions contained in the Trustee Agreement as follows:

1.	Amend the entire Article 1 of the Trustee Agreement to become as follows:

Article 1

DEFINITION

Unless otherwise expressly provided otherwise, the capitalized terms contained in the Second Amendment to the Trustee Agreement shall have the meaning as follows:

1.1.

“Second Addendum to the Trustee Agreement shall mean the amendment and/or supplement to the Trustee Agreement of the Indosat Bond III Year 2003, dated 10-09-2003 (tenth of September, two thousand and three) number 36, deed of Addendum to the Trustee Agreement of Indosat Bond III Year 2003 dated 09-10-2003 (ninth of October, two thousand and three) number 22, deed of First Addendum to the Trustee Agreement of Indosat Bond III Year 2003 dated 23-11-2005 (twenty-third of November, two thousand and five) number 13 as set forth herein.

1.2.	“Affiliation”, as defined in the Capital Market Law, shall mean:

a.	family relationship by marriage and descent, down to second degree, horizontal or vertical;

b.	relationship between a person and its employees, directors or commissioners of such person;

c.	relationship between 2 (two) companies with one or more directors or commissioners in common;

d.	relationship between a company and a person that directly or indirectly controls or is controlled by such company;

e.	relationship between two companies that are controlled, directly and indirectly, by the same person;

f.	relationship between a company and its majority shareholders.

1.3.

“Paying Agent” shall mean KSEI, appointed by virtue of a written agreement by the Issuer, having the obligation to effect payment of the Bond Interest and repayment of the Bond Principal and penalty (if any) to the Bondholders in accordance with the terms set out in the Trustee Agreement and the Paying Agent Agreement, for and on behalf of the Issuer upon receiving funds for such payment from the Issuer, subject to the rights and obligations as set forth in the Paying Agent Agreement.

1.4.

“Collateral and Guarantee” shall mean any form of collateral and guarantee over the assets, properties and revenues of a person, being granted with respect to its obligations or the obligations of other persons, including but not limited to securities right, mortgage, lien, fiducia, borgtocht and/or guarantee.

1.5.	“Permitted Collateral and Guarantee” shall mean:

a.

Collateral and Guarantee of the Issuer or a Subsidiary that is existing and/or in the process of being encumbered as on the signing of this Trustee Agreement, provided that if the asset being encumbered as Collateral or Guarantee has been released as security, the asset may be bound as Collateral and Guarantee for the interest of parties other than the Bondholders;

b.

Collateral and Guarantee of a party which merges into the Issuer or a Subsidiary, or from a party becoming a Subsidiary, provided that such Collateral and Guarantee have been existing prior to the merger into or the becoming of a Subsidiary of the Issuer, and if the asset being encumbered as Collateral and Guarantee have been released as security, among others as a result of a merger between the Issuer and any of its Subsidiaries, the asset may be bound as Collateral and Guarantee for the interest of parties other than the Bondholders;

If the asset encumbered as Collateral and Guarantee constitute shares of the Subsidiary that must be released due to a merger of the Subsidiary into the Issuer, the Issuer shall be allowed to offer another asset as replacement of the Collateral and Guarantee with a value at least equal to the previous Collateral and Guarantee;

c.	Collateral and Guarantee granted with respect to a tender process or deposit, or to guarantee tax, customs charges or rent payment;

d.	Collateral and Guarantee granted in the normal course of business to secure certain obligations in respect of the Issuer’s or a Subsidiary’s accounts payable;

e.	Collateral and Guarantee with respect to the reservation of outstanding taxes;

f.

Collateral and Guarantee granted for the financing of asset procurement by credit in genera, export or supplier credit, as well as financing for vendors or sewa guna usaha (leasing), where such asset is to be the object of the Collateral and Guarantee for the said financing and, where there is a need for additional Collateral and Guarantee with respect to such financing, the granting of additional Collateral and Guarantee is allowed insofar as the Collateral and Guarantee is granted at a reasonable value in accordance with normal banking practices;

g.

Collateral and Guarantee in the form of shares in a Subsidiary engaged in the business of GSM-900 and DCS-1800 cellular telecommunication that is currently operating and/or shares in other Subsidiaries;

h.	Collateral and Guarantee over rights, interest or shares in the Central Java Joint Operation Agreement (Kerja Sama Operasi) or Sumatera Joint Operation Agreement;

i.	Collateral and Guarantee arising from a court ruling with binding legal force or which has been executed by the relevant authority;

j.

Collateral and Guarantee granted for the purpose of financing the implementation of a cooperation project between the Issuer or a Subsidiary and another party where such financing was provided by another party (including the party with whom the Issuer or the Subsidiary is engaged in a cooperation).

k.

Collateral and Guarantee over other assets of the Issuer arising from the development or expansion of the Issuer’s business, the value of which may not exceed 10% (ten percent) of the total asset of the Issuer as stated in the Issuer’s latest audited financial report.

1.6.

“Subsidiary” shall mean any subsidiary of the Issuer which (a) are directly or indirectly controlled by the Issuer and in which the Issuer’s share participation equals to or is more than 50% (fifty percent) of the total issued shares of the company, and (b) whose financial report is consolidated into the financial report of the Issuer in accordance with the financial accounting standards as applicable in Indonesia.

1.7.	“Custodian Bank” shall mean commercial bank as approved by BAPEPAM to operate a business as Custodian.

1.8.	“BAPEPAM” shall mean the Capital Market Supervisory Board as defined in Article 3 paragraph 1of the Capital Market Law, and its successor and assignees.

1.9.	“Bond Interest” shall mean the annually accrued Bond interest payable by the Issuer to the Bondholders, in accordance with Article 5 of the Trustee Agreement.

1.10.

“Stock Exchange” shall mean the stock exchange as defined under Article 1 point 4 of the Capital Market Law, which service in this case is performed by PT Bursa Efek Indonesia, domiciled in Jakarta, or any of its successor or assignee to be determined hereinafter with which the Bonds shall be listed.

1.11.

“Register of Bondholders” shall mean list issued by KSEI containing information on the Bond ownership of all the Accountholders and/or Bondholders at KSEI, to contain among others the name, amount of Bond participation, tax status and nationality of the Accountholder and/or Bondholders pursuant to data provided by Accountholders to KSEI.

1.12.	“Issuance Documents” shall mean:

-	The Trustee Agreement;

-	Deed of Debt Acknowledgement;

-	Underwriting Agreement;

-	Paying Agent Agreement;

-	Agreement on the Registration of the Bonds with KSEI;

-	Preliminary Agreement on Securities Registration between the Issuer and the Stock Exchange for the Listing of the Bonds at the Stock Exchange;

and all its amendments, addendums and renewals and all other documents required by the competent regulatory authority.

1.13.

“EBITDA” shall mean, for any period, an amount equal to the sum of operating income (calculated before finance costs, taxes, non-operating income or expenses and extraordinary and exceptional items) plus depreciation and amortization, and, in the case of any testing or calculation of the ratio of aggregate Debt to EBITDA as referred to in Article 6.3.l (iii), after giving pro forma effect to any material acquisition or disposal of assets or businesses as if such acquisition or disposal had occurred on the first day of such period.

1.14.

“Securities” shall mean commercial papers, namely debenture, commercial papers, shares, bonds, evidence of indebtedness, collective investment participation contract unit, Securities term notes, and any derivatives thereof.

1.15.

“Effective” shall mean the satisfaction of all requirements under the Registration Statement as set under Article 74 of the Capital Market Law and the provisions of paragraph 10 of Rule Number: IX.A., Appendix to Decree of the Chairperson of BAPEPAM number Kep-25/PM/2003 dated 17-07-2003 (seventeenth of July, two thousand and three), namely:

a.	upon the elapse of:

(i)	45 (forty-five) days from the date as of the Registration Statement is received by BAPEPAM in full; or

(ii)	45 (forty-five) days from the date of the completion of the last Registration Statement revision submitted by the Issuer or requested by BAPEPAM; or

b.	upon the effective statement by BAPEPAM that no further information is required.

1.16.

“Equity” shall mean total assets less total liabilities, where total liabilities exclude all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to any member of the Group which is subordinated to any Debt.

1.17.	“Issuance” shall mean the issuance of the Bonds by the Issuer to be offered and sold to the public by way of Public Offering.

1.18.	Issuer” shall mean PT INDOSAT Tbk., domiciled in Jakarta.

1.19.	“Group” shall mean Issuer and its Subsidiaries.

1.20.	“Banking Day” shall mean any day that banks in Jakarta carry on banking activities and Bank Indonesia carries on its interbank clearings.

1.21.

“Exchange Day” shall mean any day that the Stock Exchange carries on stock exchange activities, namely from Monday through Friday, except for national holidays or other holidays as determined as such by the Indonesian government or by the Stock Exchange.

1.22.	“Calendar Day” shall mean any day of the Gregorian year without exception.

1.23.	“Business Day” shall mean Monday through Friday, except for national holidays as may be determined by the Indonesian government.

1.24.	“Corporate Guarantee” shall mean a guarantee (borghtoch) to secure payment under the Bonds as referred to in Article 7 of the Trustee Agreement.

1.25.

“Amount Payable” shall mean any money that must be paid by the Issuer to the Bondholders relating to and under the Bonds issued and offered by way of the Public Offering, whether the Bond Principal, Bond Interest, or penalties or payment obligations, or any indemnity (if any) payable from time to time.

1.26.

“Issuer Restructuring” shall mean a restructuring measure conducted by the Issuer and any Subsidiary from time to time in order to become a full network and service provider focusing on cellular arrays, comprising of:

i.

the act of selling, leasing or otherwise transferring the assets and business of the Issuer within the Issuer’s Primary Line of Business (including but not limited to the assignment of any statutory permits and contractual rights) to a Subsidiary and the selling of the Issuer’s shares in such Subsidiary, provided that the same shall not cause the Issuer’s shareholding in the Subsidiary to be less than 51% (fifty-one percent);

ii.	merger of the Issuer’s line of business with that of a Subsidiary engaged in the field of cellular network and services and/or the merger of lines of business among subsidiaries;

iii.	sale, purchase, or restructuring of shareholding or ownership of the Issuer or Subsidiary outside the Issuer’s Primary Line of Business;

iv.	other actions required to be undertaken in accordance with an amendment to the laws or policies of the Government of Indonesia.

1.27.	“Issuer’s Primary Line of Business” shall mean the Issuer’s business as full network and service provider in the field of telecommunication, to include:

a.	the business and/or activity of providing and rendering telecommunications network and/or services as well as information technology services;

b.	the services of planning, infrastructure construction, provision of telecommunication as well as the information technology facilities, including the provision of supporting resources;

c.

the services of operations (comprising of the marketing and sales of telecommunications network and/or services as well as communications and information technology services rendered by the Company), to carry out maintenance, research, development of telecommunications and information technology infrastructure and/or facilities, to provide education and training, either locally or overseas;

d.	services that are relevant to the development of telecommunications and information technology network and/or services.

1.28.	“Event of Default” shall mean one or more of the events specified in Article 10 of this Trustee Agreement.

1.29.

“Written Confirmation” shall mean written confirmation report and/or balance statement of the Bonds held in the Securities Account issued by KSEI or the Accountholder pursuant to the securities account opening agreement and the confirmation shall be the basis for payment of Bond Interest and/or repayment of the Bond Principal and other entitlements relating to the Bonds.

1.30.

“Written Confirmation For GMB” (KTUR) shall mean confirmation of Bond ownership issued by KSEI to the Bondholders through the Accountholders, specifically for attending a GMB or submitting a request for the convening of a GMB.

1.31.

“KSEI” shall mean PT Kustodian Sentral Efek Indonesia, domiciled in Jakarta, a company licensed by the BAPEPAM to carry out activities as a Custodian and Settlement Institution providing depository services to the Accountholders, which in this Bond Issuance serves to hold and administer the Bonds in accordance with the Agreement of Bond Registration With KSEI and as Paying Agent as provided under the Paying Agent Agreement.

1.32.

“Custodian” shall mean the entity providing depository service for the Securities and other assets relating to the Securities as well as other services including the receipt of Bond Interest and other entitlements, settlement of Securities transactions and representing Accountholders who are its own customers in accordance with the Capital Market Law, which includes KSEI, the Securities Company, and the Custodian Bank.

1.33.	“Public” shall mean Indonesian or foreign individuals and/or legal entities, domiciled within or outside Indonesia.

1.34.	“Adjusted Consolidated Capital” shall mean the consolidated capital of the Issuer less intangible assets.

1.35.

“Bonds” shall mean the “Series B INDOSAT BOND III YEAR 2003”, constituting a debenture issued by the Issuer to the Bondholders as evidenced by Bond Jumbo Certificated, with a maturity period of 7 (seven) years upon the terms set forth in Article 5 Trustee Agreement, with an outstanding amount of Rp.640,000,000,000.00 (six hundred and forty billion Rupiah) and registered with the KSEI Collective Custody under the Agreement on Bond Registration With KSEI.

1.36.	“Bondholders” shall mean Public who are the beneficiary holders of a part or all of the Bond, consisting of:

(a)	Accountholders directly invests in the Bonds; and/or

(b)	The public other than Accountholders indirectly invests in the Bonds through the Accountholders.

1.37.

“Accountholder” shall mean a party whose name is registered as owner of a Securities Account with KSEI, which includes the Custodian Bank and/or Securities Company and/or other parties approved by KSEI subject to the provisions of the Capital Market Law and KSEI Regulations.

1.38.

“Public Offering” shall mean the offering of the Bonds by the Issuer subject to the provisions of the Capital Market Law, the implementing regulations thereof, and other related regulatory provisions, as well as the terms set forth in the Underwriting Agreement.

1.39.

“Debt Acknowledgement” shall mean an acknowledgement made by the Issuer with respect to the indebtedness it has incurred in relation to the Bond Issuance, along with all amendments and/or supplement thereto and/or renewals thereof duly executed by the parties thereto in the future.

1.40.

“Collective Custody” shall mean the collective custody services over the Securities jointly owned by more than one party whose interests are represented by the Custodian as defined under the Capital Market Law.

1.41.

“Underwriters” shall mean the party who enter into an agreement with the Issuer to underwrite the Public Offering on behalf of the Issuer, according to their respective underwriting portion, and each of them undertake full commitment to purchase and pay any remaining Bonds unsubscribed by the Public in accordance with the terms set forth in the Underwriting Agreement.

1.42.

“Lead Underwriter” shall mean the party responsible for organization and administration of the Issuance in accordance with the terms set forth in the Capital Market Law, which in this case is PT ANDALAN ARTHA ADVISINDO SEKURITAS, domiciled in Jakarta, and PT ING SECURITIES, domiciled in Jakarta, according to the terms and conditions of the Underwriting Agreement.

1.43.	“Corporate Guarantor” shall mean PT SATELIT PALAPA INDONESIA, domiciled in Jakarta, and PT INDOSAT MULTIMEDIA MOBILE, domiciled in Jakarta.

1.44.

“Paying Agent Agreement” shall mean the agreement entered into between the Issuer and KSEI with regard to the payment of Bond Interest and/or the repayment of the Bond Principal, made privately, duly stamped, and any amendments thereto as may be entered into in the future by the parties.

1.45.

“Underwriting Agreement” shall mean the Underwriting Agreement entered into by and between the Issuer and the Lead Underwriters and any amendments and/or supplements thereto and/or renewals thereof as may be entered into in the future by the parties.

1.46.

“Trustee Agreement” shall mean the Trustee Agreement of the INDOSAT Bond III Year 2003, as stated in the deed dated 10-09-2003 (tenth of September, two thousand and three) number 36, and lastly amended and supplemented by this deed, and any schedules and/or amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.47.

“Agreement on the Registration of the Bonds With KSEI” shall mean an agreement entered into by the Issuer and KSEI privately drawn up, duly stamped, and any amendments and/or supplements thereto and/or renewals thereof as may be duly entered into in the future by the parties.

1.48.

“Registrations Statement” shall mean the registration statement and submission of documents to BAPEPAM by the Issuer and the Lead Underwriter for the purpose of the Public Offering of the Bond subject to and in accordance with the Capital Market Law.

1.49.	“Securities Company” shall mean the party who carries out business as underwriter, securities trade broker and/or investment manager as referred to under the Capital Market Law.

1.50.	“Affiliated Company” shall mean any company in which the Issuer has share ownership.

1.51.	“Debt” shall mean, with respect to any person on any date of determination (without duplication):

(i)

the principal of and premium (if any) in respect of debt of such person for money borrowed and debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable which in any such case, bears interest or on which interest accrues; and

(ii)	all obligations of such person in relation to procurement payables constituting accounts payable to such person’s suppliers:

(a)	which bear interest or on which interest accrues; and

(b)	payment for such accounts payable is due more than six (6) months after the date of invoice but, in relation to any member of the Group, excluding all indebtedness advanced by any (direct or indirect) shareholder of the Issuer to such member of the Group which is subordinated to any debt referred in point (i) and (ii) above.

1.52.	“Permitted Receivables” shall mean loan or credit granted by the Issuer or Subsidiaries:

a.	to an entity whose financial statement is consolidated into the financial statement of the Issuer or a Subsidiary;

b.	prior to the Issuae Date, as stated in the Financial Statement dated 31-05-2003 (thirty-first of May, two thousand and three);

c.	which is down payment or loan constituting regular accounts payable and normally granted in the course of daily business operation of the Issuer or Subsidiary;

d.	to the employees of the Issuer in accordance with the Issuer’s policy (for the avoidance of doubt, such loan is granted by the issuer); and

e.	to the employees of a Subsidiary in accordance with such Subsidiary’s policy (for the avoidance of doubt, such loan is granted by the Subsidiary).

1.53.

“Bond Principal” shall mean the aggregate debt to be repaid by the Issuer to the Bondholders under the Bonds at any time outstanding, which presently is in the amount of Rp.640,000,000,000.00 (six hundred and forty billion Rupiah), to be paid by the Issuer to the Bondholders on the Bond Principal Repayment Date subject to Article 5 and Article 11 Trustee Agreement.

1.54.

“Prospectus” shall mean any written information pertaining to the Bond Issuance prepared to facilitate the Public in purchasing the Bonds as provided under Article 1 sub-article 26 of the Capital Market Law, and Rule Number IX.C.2, Attachment to the Decree of the Chairman of Bapepam dated 17-01-1996 (seventeenth of January, nineteen ninety-six) number Kep-51/PM/1996.

1.55.

“Securities Account” shall mean the account setting out the position of the Bonds and/or funds of the Bondholders administered by KSEI or the Accountholder pursuant to the agreement on the opening of the securities account executed by the Bondholders.

1.56.	“GMB” shall mean a General Meeting of Bondholders as defined in Article 12 of the Trustee Agreement.

1.57.	“Transfer Unit” shall mean a unit by which the Bonds are transferable and tradable between Securities Account, as referred to in Article 5 paragraph 12 of the Trustee Agreement.

1.58.	“Bond Jumbo Certificate” shall mean proof of issuance of the Bonds maintained at KSEI and issued in the name of KSEI for the benefit of the Bondholders through the Accountholders.

1.59.

“Issue Date” shall mean the date on which the Bonds shall be distributed into the Securities Account of the Lead Underwriter upon the Issuer’s submission of the Jumbo Bond Certificate to KSEI, which also constitutes a Payment Date.

1.60.

“Bond Principal Repayment Date” shall mean the date on which the Bond Principal is due and payable, namely on the 7th (seventh) anniversary of the Series B Bonds, subject to Article 5 of the Trustee Agreement.

1.61.	“Payment Date” shall mean the date of payment of the Bond Issuance proceeds to the Issuer as deposited by the Underwriter through the Lead Underwriter pursuant to the Underwriting Agreement.

1.62.

“Bond Interest Payment Date” shall mean any of the dates on which the Bond Interest becomes payable to the entitled Bondholders, as determined based upon the List of Accountholders, subject to Article 5 of the Trustee Agreement.

1.63.

“Capital Market Law” shall mean the Law of the Republic of Indonesia Number 8 of 1995 (nineteen ninety-five) on the Capital Market, promulgated on 10-11-1995 (tenth of November, nineteen ninety-five) and its implementing regulation.

1.64.

“Trustee” shall mean PT. BANK RAKYAT INDONESIA (PERSERO) Tbk, domiciled and having its principal place of business in Central Jakarta, or any of its successor or assign, acting for its own account and under this Trustee Agreement acting for the interest of all the Bondholders.

2.	Amend Article 6.3.l. (i) and (iii) of the Trustee Agreement to become as follows:

6.3.(l)	meet financial obligations pursuant to the consolidated financial report of the Issuer and Subsidiaries s follows:

(i)	the ratio of aggregate Debt to Equity shall not at any time exceed 2.5 : 1 (two point five to one) as stated in every quarterly consolidated financial statements.

(iii)	the ratio between total Debt to EBITDA shall not exceed 3.5 : 1 (three point five to one) as stated in every audited annual consolidated financial statements

3.	In regards to the matters elaborated above, the parties acting in their aforementioned capacities hereby declare that all conditions set forth under the:

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deed of THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 10-09-2003 (tenth of September, two thousand and three) number 36, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at that time substituting for me, Notary;

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deed of ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 9-10-2003 (ninth of October, two thousand and three) number 22, prepared before Mrs. RINI YULIANTI, Sarjana Hukum, Candidate for Notary, at that time substituting for me, Notary.

-	deed of FIRST ADDENDUM TO THE TRUSTEE AGREEMENT FOR INDOSAT BOND III YEAR 2003 dated 23-11-2005 (twenty-third of November, two thousand and five) number 13, prepared before me, Notary.

insofar as they are not expressly amended by this deed, shall continue to be effective, and therefore the above deeds shall constitute one inseparable instrument and duly binding on the parties thereto.

4.	The amendments to:

(a)	Article 1, regarding the definition of EBITDA, Equity, Group, and Debt; and

(b)	Article 6.3.l (i), regarding the ratio between Debt to Equity and Article 6.3.l (iii), regarding the ratio between Debt to EBITDA.

shall become effective from the closing of the GMB.

The appearers hereby assure the authenticity of identity of the appearers as declared in their identifications presented to me, Notary, and are fully liable in that regard and the appearers further represent to have understood the content of this deed.

The appearers are acquainted by me, Notary, as per their identifications.

In regard to all matters elaborated above, it is hereby prepared:

THIS DEED

Prepared as minute and read and signed in Jakarta on the day and date as stated at the beginning of this deed, attended by:

1.

Mrs. INDAH FATMAWATI, Sarjana Hukum, born in Jakarta on 28-07-1959 (twenty-eighth of July, nineteen fifty-nine), Indonesian Citizen, domiciled in South Jakarta, Tebet Timur Dalam VI K/4, Rukun Tetangga 003, Rukun Warga 006, Kelurahan Tebet Timur, Kecamatan Tebet.

Holder of Identity Card number: 09.5007.680759.0199

2.

Mrs. DIYAH SUWATI, born in Solo on 26-10-1964 (twenty-sixth of October, nineteen sixty-four), Indonesian citizen, privately employed, domiciled in Tangerang, Jalan Talas II, Pondok Cabe Ilir, Rukung Tetangga 02, Rukun Warga 01, Kelurahan Pondok Cabe Ilir, Kecamatan Pamulang.

Holder of Identity Card number: 3219222004.1786503.

For the time being residing in Jakarta.

Both Assistant Notary, as witnesses.

As this deed has been duly deliberated by the parties, only the general outline of it contents has been read by me, Notary, to the appearers and witnesses, and the same is forthwith signed by the appearers, witnesses and me, Notary.

Signed without modification.

The original of this deed as been duly signed.

PREPARED AS A TRUE IDENTICAL COPY

[duty stamp: Rp.6,000]

[signed]